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                                                                 Exhibit (d)(23)

                        INVESTMENT SUBADVISORY AGREEMENT

          This Investment Subadvisory Agreement is made as of February 28, 2006, by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), and T. ROWE PRICE ASSOCIATES, INC., a Maryland corporation (hereafter "Subadviser"), and THE VANTAGEPOINT FUNDS, a Delaware statutory trust.

          WHEREAS, The Vantagepoint Funds is a Delaware Statutory Trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, Client is party to a Master Investment Advisory Agreement with The Vantagepoint Funds for management of the investment operations of The Vantagepoint Funds including the establishment and operation of investment portfolios for The Vantagepoint Funds and entering into contracts with subadvisers to assist in managing the investment of The Vantagepoint Funds' property;

          WHEREAS, Client and Subadviser wish to enter into a subadvisory agreement pursuant to which Subadviser will provide such assistance to Client.

                                   AGREEMENTS:

          In consideration for the performance by Subadviser as Investment Subadviser of certain assets held by The Vantagepoint Funds, Client authorizes Subadviser to manage certain of the securities and other assets of The Vantagepoint Funds as follows:

1.   ACCOUNT

          The account with respect to which Subadviser shall perform its services shall consist of those assets of the Vantagepoint Equity Income Fund (the "Fund") which Client determines to assign to an account with Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, Client may, upon reasonable notice to Subadviser, make additions to the Account and may, upon reasonable notice to Subadviser, make withdrawals from the Account. To the extent that such withdrawals shall reduce the assets of the Account to zero, Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account, notwithstanding any termination provisions set forth in this Agreement.

2.   APPOINTMENT STATUS, POWERS OF CLIENT AND SUBADVISER

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          (a) Purchase and Sale. Client hereby appoints Subadviser to manage the
Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Fund's investment guidelines and policies and the written investment objectives, policies, procedures and restrictions of the Fund described in
Section 4 below, Client hereby grants Subadviser complete, unlimited and unrestricted discretion and authority to supervise and direct the investment of the Account and to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and to dispose (by sale, exchange or otherwise). Subadviser will review with Client, upon the request of Client, any transactions it makes with respect to the investment of the Account. Client agrees to provide Subadviser with copies of any amendments to the written investment objectives, policies, procedures and restrictions of the Fund within one business day of the date on which such amendments or related filings are made with the Securities and Exchange Commission or other regulatory body.

          (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent Client or The Vantagepoint Funds in any way or otherwise to be an agent of Client or the Fund. The activities of Client and Subadviser in managing the assets of the Fund shall in all instances be conducted subject to the supervision and direction of the Board of Directors of The Vantagepoint Funds and in compliance with applicable laws and rules.

          (c) Proxy Voting. Unless otherwise instructed by Client or The Vantagepoint Funds, Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account in accordance with the Subadviser's written proxy voting policies and procedures as provided by the Subadviser to Client and the Board of Directors of The Vantagepoint Funds from time to time. Subadviser will report annually to Client and the Fund (and more frequently as may be reasonably requested by the Client or the Fund from time to time) regarding such voting in a format reasonably requested by the Client. Subadviser represents that it has adopted and implemented written policies and procedures that are reasonably designed to ensure that the Subadviser votes proxies in the best interest of the Fund in compliance with the requirements of Rule 206(4)-6 under the Investment Advisers Act of 1940 ("Advisers Act"). The Subadviser shall annually (and more frequently as may be reasonably requested by the Client or the Fund from time to time) provide notice and copies of any material changes to its policies, procedures or other guidelines for voting proxies to the Board of Directors of The Vantagepoint Funds or the Client. Upon request, the Subadviser shall provide The Vantagepoint Funds with a complete and current copy of its policies, procedures and other guidelines or a description of such policies, procedures and guidelines for the purpose of filing such document(s) in The Vantagepoint Funds' prospectus or as otherwise required by the Securities Act of 1933 or 1940 Act and the rules thereunder.


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          (d) Key Personnel. Subadviser agrees that the following key personnel will have primary responsibility with respect to the investment management of the Account. If this individual is unable to devote sufficient time to maintain primary responsibility for the Account, Subadviser must give Client written advance notice, or, if Subadviser does not have advance knowledge of such inability, prompt written notice within three (3) business days after Subadviser first learns of such inability, of the name of the person designated by Subadviser to replace or supplement this individual. In addition, Subadviser shall give Client written notice of the replacement of any employee of Subadviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy as soon as reasonably practicable.

     Key Personnel: Brian C. Rogers

3.   ACCEPTANCE OF APPOINTMENT

          Subadviser accepts the appointment as an investment subadviser of the Fund and agrees to use its best efforts and professional judgment to make timely investments for the Account, and to provide the other services required of Subadviser under the provisions of this Agreement.

4.   INVESTMENT POLICIES

          (a) Investment Objectives and Restrictions. Subject to the supervision of The Vantagepoint Funds' Board of Directors and Client, Subadviser shall manage the assets and direct the investments of the Fund held in the Account in accordance with The Vantagepoint Funds' prospectus and statement of additional information, with the written investment objectives, policies, procedures, guidelines, restrictions and liquidity requirements of The Vantagepoint Funds and the Fund, with The Vantagepoint Funds' compliance policies, guidelines and procedures and with any additional investment guidelines and policies that may be communicated, from time to time, by the Client to the Subadviser, all as they may be restated or modified from time to time by Client or The Vantagepoint Funds. Client retains the right, on written notice to Subadviser and without amending this Agreement, to modify any such objectives, policies, procedures, guidelines, restrictions, or requirements in any manner and at any time as may be allowed pursuant to the 1940 Act and consistent with the terms of the Master Investment Advisory Agreement with The Vantagepoint Funds.

          (b) Agreement and Registration Statement. Subadviser will adhere to all specific provisions in this Agreement and in The Vantagepoint Funds' current Registration Statement on Form N-1A ("Registration Statement") as it may be amended and updated from time to time and filed with the Securities and Exchange Commission provided Client has furnished copies of such Registration Statement to Subadviser, and notified Subadviser of any amendments thereto, in a timely manner. The Registration Statement is hereby incorporated by reference and made a part of this Agreement.


                                        3

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          (c) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.

5.   CUSTODY, DELIVERY, RECEIPT OF SECURITIES

          (a) Custody Responsibilities. Client shall designate one or more custodians (the "Custodian") to hold the Account assets. The Custodian, as designated by Client will be responsible for the custody, receipt and delivery of securities and other assets of The Vantagepoint Funds (including the Account), and Subadviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of The Vantagepoint Funds (including the Account). In the event that any cash or securities of The Vantagepoint Funds are delivered to Subadviser, it will promptly deliver the same over to the Custodian, in the name of The Vantagepoint Funds. Client shall be responsible for all custodial arrangements, including the payment of all fees and charges to Custodian. Subadviser shall not be responsible or liable for any act or omission of Custodian.

          (b) Securities Transactions. Unless otherwise required by local custom, all securities transactions for the Account will be consummated by payment to or delivery by The Vantagepoint Funds of cash or securities due to or from the Account. Subadviser will make all reasonable efforts to notify the Custodian of all orders to brokers for the Account by 10:00 a.m. Eastern Time on the day following the trade date and will affirm the trade before the close of business one (1) business day after the trade date (T+1).

6.   RECORD KEEPING AND REPORTING

          (a) Records. Subadviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client in accordance with applicable laws and rules and such reasonable instructions as shall be provided to Subadviser by Client from time to time. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it during normal business hours upon reasonable notice. Except as may be required by applicable law, rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement or as directed by other party in writing, Subadviser and Client shall keep confidential the records and other information obtained by reason of this Agreement. Upon termination of this Agreement, Subadviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to The Vantagepoint Funds. Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

          (b) Quarterly Valuation Reports. Subadviser shall use its best efforts to provide to Client within ten (10) business days after the end of each calendar quarter a statement of the fair market value of the Account as of the close of such quarter together


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with an itemized list of the assets in the Account, as that information is reported on Subadviser's record keeping system.

          (c) Reconciliations. On a daily basis, Subadviser shall review reports of the Account's portfolio holdings as provided to Subadviser by the Custodian and shall report as promptly as possible on the same business day to the Custodian and to Client any discrepancies between the positions in the Account and the transactions or holdings on the Subadviser's records. In the event unusual circumstances impact the valuation of a specific security and market quotations are not readily available, Subadviser will assist Client by providing a fair valuation for that security to the Fund's fund accountant upon request. On a monthly basis, Subadviser shall reconcile security and cash positions, and market values to the Custodian's records and report discrepancies to Client within ten (10) business days after the end of the month, or within three (3) business days of receipt of the custodial statement, whichever comes later.

          (d) Loss Reimbursement. Subadviser shall reimburse the Account for any material error to the Fund's net asset value caused by Subadviser's breach of its standard of care, as set forth in the following sentence that is a direct cause of a delay in the accurate daily pricing of the Fund, provided such loss was not the result of action or inaction of other service providers to Client or Fund. In managing the Account, Subadviser shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

          (e) Reports. Subadviser shall furnish Client and the Board of Directors of The Vantagepoint Funds such periodic and special reports and non-proprietary or non-confidential information as shall be reasonably necessary to evaluate the terms of any subadvisory agreement between Client and Subadviser with respect to the assets of the Fund including but not limited to: (i) a quarterly report and attestation to the Board of Directors of The Vantagepoint Funds regarding activities and practices relating to transactions entered into in accordance with Rules 10f-3, 17a-7, 17e-1 under the 1940 Act, the purchase or holding of any Rule 144A securities or any other technically restricted and/or potentially illiquid securities in the Account, any soft dollar transactions entered into by the Subadviser, and whether the Subadviser violated the restrictions imposed on it by the Fund's prospectus and statement of additional information; (ii) information relating to the use of brokers; and (iii) information relating to regulatory and/or law enforcement inquiries or actions.

          (f) Other Reports on Request. Subadviser shall provide to Client promptly upon reasonable request any information available in the records maintained by Subadviser relating to the Account.

          (g) Review of Materials. During the term of this Agreement, Client shall ensure that all prospectuses, statements of additional information, registration statements, proxy statements, reports to shareholders, advertising and sales literature or

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other materials prepared for distribution to Fund shareholders or the public, which refer to the Subadviser in any way, prepared by employees or agents of Client or its affiliates are consistent with information previously provided by Subadviser. Subadviser shall promptly notify the Client of any material changes to information pertaining to the Subadviser and stated in the materials described in this Section 6(g).

7.   PURCHASE AND SALE OF SECURITIES

          (a) Selection of Brokers and Dealers. Except to the extent otherwise instructed in writing by Client (it being understood that Client, acting on behalf of the Fund, may, in its absolute discretion and consistent with the requirements of the 1940 Act and other applicable laws and rules, direct Fund portfolio transactions for which Subadviser is responsible to any broker-dealer that Client may designate), Subadviser shall place all orders for the purchase or sale of securities on behalf of the Account with brokers or dealers selected by Subadviser, but not with a person affiliated with Subadviser, as the term "affiliated person" is defined in the 1940 Act (hereafter an "Affiliate"), unless the transaction is in compliance with Rules 17e-1 or 10f-3 under the 1940 Act or other applicable rules and with The Vantagepoint Funds' policies and procedures thereunder, copies of which shall be provided to Subadviser. Subadviser will make reasonable efforts to ensure that brokers and/or dealers perform their obligations to the Account, provided, however, that Subadviser will not be responsible or liable for any act or omission of any broker and/or dealer.

          (b) Best Execution. In placing such orders, Subadviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Account and in selecting broker-dealers to execute such transactions, Subadviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. Subadviser is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion.

          (c) Bunching Orders. Client agrees that Subadviser may aggregate sales or purchase orders for the Account with similar orders being made simultaneously for other accounts managed by Subadviser, if in Subadviser's reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to the Account by Subadviser represents Subadviser's evaluation that

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the Account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by Subadviser in a manner Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

8.   INVESTMENT FEES

          (a) Fee Schedule. The compensation of Subadviser for its services under this Agreement shall be calculated by Client and paid from the assets of the Account in accordance with SCHEDULE A hereto within 10 calendar days from the date of Client's receipt of Subadviser's invoice.

          (b) For purposes of this section 8 and Schedule A, all payments due to Subadviser shall be solely made from the assets of the Fund, a portfolio of The Vantagepoint Funds.

          (c) Pro Rata Fee. If Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the average daily net asset value of the Account for the period of that calendar quarter and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Subadviser hereunder. In no event shall the Subadviser receive payment for any period of time during which there were no assets in the Account.

9.   BEST EFFORTS; NON-EXCLUSIVITY OF SERVICES

          The Subadviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to Client and the Fund. The services of Subadviser to be provided hereunder are not to be deemed exclusive and Subadviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Subadviser and its Affiliates and Subadviser's other clients may at any time, have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Subadviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.

10.  COMPLIANCE POLICIES AND PROCEDURES

          Subadviser shall promptly provide The Vantagepoint Funds' Chief Compliance Officer (CCO), upon request, copies of its policies and procedures for compliance by the Subadviser and the Fund (with respect to the services Subadviser provides to the Fund) with the Federal Securities Laws as defined in Rule 38a-1 under the

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1940 Act and shall notify the CCO of any material change to those policies and procedures within a reasonable time after such change. The Subadviser shall fully cooperate with the CCO as to facilitate the CCO's performance of his/her responsibilities under Rule 38a-1 to review, evaluate and report to The Vantagepoint Funds' Board of Directors on the operation of the Subadviser's compliance policies and procedures and shall promptly report to the CCO any "Material Compliance Matter." "Material Compliance Matter" is defined as: any compliance matter that The Vantagepoint Funds' Board of Directors would reasonably need to know in order to oversee Fund compliance and that involves, without limitation, a violation of the Federal Securities Laws (as defined in Rule 38a-1) by the Subadviser (or officers, directors, employees or agents thereof); a violation of the policies and procedures of the Subadviser; or a weakness in the design or implementation of the policies and procedures of the Subadviser. At least annually, the Subadviser shall provide a certification in a form reasonably requested by the Client or the Fund to the CCO to the effect that the Subadviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Subadviser with the Federal Securities Laws.

11.  INSIDER TRADING POLICIES AND CODE OF ETHICS

          Subadviser hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and of Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to Client and The Vantagepoint Funds. Subadviser shall furnish to the Board of Directors of The Vantagepoint Funds the written reports that Subadviser is required to provide to the Board of Directors pursuant to Rule 17j-1 under the 1940 Act.

12.  INSURANCE

          At all times during the term of this Agreement, Client and Subadviser shall each maintain, at its own cost and expense, professional liability insurance for errors, omissions and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate assets managed by Client and Subadviser, respectively.

13.  LIABILITY

          (a) In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement, Subadviser shall not be liable to Client or The Vantagepoint Funds for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that Subadviser reasonably believes to be in the best interests of the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client or The Vantagepoint Funds may have under federal or state securities laws.

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          (b) Client shall indemnify Subadviser against any loss, liability, damages, costs or expenses caused by the negligence or malfeasance of Client or violation of any applicable law, rule or internal policy for which Client has the primary responsibility of compliance and the responsibility for which has not been specifically delegated to Subadviser.

14.  TERM

          This Agreement shall be in effect from March 1, 2006 to February 28, 2007. This Agreement may be renewed thereafter for successive periods, the length of which shall be determined by the Board of Directors of The Vantagepoint Funds, provided that such renewal is specifically approved at least annually by the Board of Directors of The Vantagepoint Funds, including a majority of those Directors of the Board of the Vantagepoint Funds who are not parties to this Agreement or "interested persons" of any party to this Agreement (as that term is defined in the Investment Company Act of 1940).

15.  TERMINATION

          This Agreement may be terminated by Subadviser, without the payment of any penalty, immediately upon notice to The Vantagepoint Funds and to Client in the event of a material breach of any provision thereof by The Vantagepoint Funds or Client if such breach shall not have been cured within a twenty (20) day period after notice of such breach, or otherwise by Subadviser upon sixty
(60) days written notice to Client and The Vantagepoint Funds, or by Client or The Vantagepoint Funds for any reason or no reason upon 30 days' written notice to Subadviser. This Agreement shall automatically terminate (a) in the event of its assignment, as provided in Section 20, (b) upon the termination of The Vantagepoint Funds, or (c) upon termination of Client's Master Investment Advisory Agreement with The Vantagepoint Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other party or parties. To the extent that the assets of the Account are zero, Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account.

16.  REPRESENTATIONS

          (a) Subadviser hereby confirms to Client and The Vantagepoint Funds that Subadviser is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms.

          (b) Client hereby confirms to Subadviser that it is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been

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fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.

          (c) The Vantagepoint Funds hereby confirm to Subadviser, and Subadviser hereby acknowledges, that The Vantagepoint Funds is registered as an open-end investment company under the 1940 Act and is subject to taxation as a regulated investment company under Subchapter M and the regulations thereunder of the Internal Revenue Code.

17.  NOTICES

          Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to a party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

     CLIENT AND FUNDS:

               The Vantagepoint Funds
               Vantagepoint Investment Advisers, LLC
               Attention: Paul Gallagher, Legal Department
               c/o ICMA Retirement Corporation
               777 North Capitol Street, NE, Ste. 600
               Washington, D.C. 20002-4240
               Fax: 202-962-4601

     SUBADVISER:

               T. Rowe Price Associates, Inc.
               100 East Pratt Street
               Baltimore, MD 21202
               Attention: Henry H. Hopkins, Chief Legal Counsel
               Fax: 410-345-6575

Each party may change its address by giving notice as herein required.

18.  SOLE INSTRUMENT

          This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

19.  WAIVER OR MODIFICATION

          No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise


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and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer has authority on behalf of Client to modify or waive any of the provisions of the Agreement. It is understood that certain material amendments may require approval of the Fund's shareholders.

20.  ASSIGNMENT OR CHANGE OF CONTROL

          This Agreement shall automatically terminate in the event of its assignment as defined under the 1940 Act. In addition, Subadviser agrees to provide Client immediate written notice in the event of any actual or planned change in control, within the meaning of the Advisers Act, of Subadviser.

21.  COUNTERPARTS

          This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

22.  CHOICE OF LAW

          This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

23.  CONFIDENTIAL INFORMATION

          Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential ("Confidential Information") and held in the strictest confidence. No party may use or disclose to others Confidential Information about another party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by a party while in possession of non-public information about that party. Lastly, the Subadviser may not consult with any other sub-advisers of the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to


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prevent the Subadviser from lawfully giving other entities investment advice about, or trading on their behalf in, the shares issued by the Fund or securities or other assets held or to be acquired by the Fund. Notwithstanding the foregoing, Client and the Fund agree that Subadviser may identify Client or Fund as a client in Subadviser's promotional materials. In addition, Client will take all steps reasonably necessary to ensure that their employees and affiliates who request portfolio information from Subadviser are appropriately authorized to receive such information under the Fund's selective disclosure policies.


                                       12

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IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON FEBRUARY 28,
2006.

CLIENT                                  SUBADVISER

Vantagepoint Investment Advisers, LLC   T. Rowe Price Associates, Inc.

by:                                     by:


-------------------------------------   ----------------------------------------
(signature)                             (signature)


-------------------------------------   ----------------------------------------
Paul F. Gallagher, Secretary            Darrell N. Braman, Vice President


Approved by:
             ------------------------
             David Harkins,
             Vice President


FUND

The Vantagepoint Fund, on behalf of the Equity Income Fund

by:


-------------------------------------
Paul F. Gallagher, Secretary


Approved by:
             ------------------------
             David Harkins,
             Vice President

                                   SCHEDULE A

                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                             THE VANTAGEPOINT FUNDS

                                  FEE SCHEDULE

                                       FOR

                         T. ROWE PRICE ASSOCIATES, INC.

The Subadviser's quarterly fee shall be calculated based on the value of the average daily net assets of the Account as provided by the Custodian, based on the following annual rate.

                         Vantagepoint Equity Income Fund

First $250 million   0.400 percent
Next $250 million    0.375 percent
Over $500 million    0.350 percent

The Custodian provides the Subadviser with a worksheet showing the average daily net assets, and the Subadviser calculates the Client's bill based on that information and submits it to the Client for payment.


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